Voting Results of Special Meeting of Unitholders

A Special Meeting of Unitholders of Trust for Credit Unions
(the "Trust") was held on December 28, 2007 (the "Meeting") for the purpose of electing nine trustees of the Trust and approving a new Investment Advisory Agreement with Goldman
Sachs Asset Management, L.P.

At the Meeting, James C. Barr, David L. Chatfield, Robert
M. Coen, Rudolf J. Hanley, Stanley Hollen, Gary Oakland,
Eugene A. O'Rourke, Joe Peek and Wendell A. Sebastian were elected to the Trust's Board of Trustees. In electing trustees, the Trust's unitholders voted as follows:

TRUSTEE                     FOR       AGAINST    ABSTAIN     BROKER
                                                            NON-VOTES

James C. Barr           296,258,300      0          0          0
David L. Chatfield      296,258,300      0          0          0
Robert M. Coen          296,258,300      0          0          0
Rudolf J. Hanley        296,258,300      0          0          0
Stanley Hollen          296,258,300      0          0          0
Gary Oakland            296,258,300      0          0          0
Eugene A. O'Rourke      296,258,300      0          0          0
Joe Peek                296,258,300      0          0          0
Wendell A. Sebastian    296,258,300      0          0          0

At the Meeting, unitholders of each Portfolio of the Trust approved a new Investment Advisory Agreement between the Trust and Goldman Sachs Asset Management, L.P. In approving the new Investment Advisory Agreement, the unitholders of each Portfolio voted as follows:


FUND                        FOR       AGAINST    ABSTAIN     BROKER
                                                            NON-VOTES

Money Market Portfolio   239,749,901     0          0           0
Ultra Short Duration
  Government Portfolio    18,541,731     0          0           0
Short Duration Portfolio  37,966,668     0          0           0